                                                                    EXHIBIT 21.0

                              LIST OF SUBSIDIARIES

A) ORIENTAL BANK AND TRUST - an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

      SUBSIDIARIES OF ORIENTAL BANK AND TRUST:

      1. ORIENTAL INTERNATIONAL BANK INC. - an international banking entity organized and existing under the laws of the Commonwealth of Puerto Rico.

      2. ORIENTAL MORTGAGE CORPORATION - a mortgage bank organized and existing under the laws of the Commonwealth of Puerto Rico. This corporation is currently not in operation.

B) ORIENTAL FINANCIAL SERVICES CORP. - a registered securities broker-dealer organized and existing under the laws of the Commonwealth of Puerto Rico.

C) ORIENTAL INSURANCE, INC. - a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

D) CARIBBEAN PENSION CONSULTANTS, INC - a corporation organized and existing under the laws of the State of Florida that offers third party pension plan administration in the continental U.S., Puerto Rico and the Caribbean.

E) ORIENTAL FINANCIAL (PR) STATUTORY TRUST I - a special purpose statutory trust organized under the laws of the State of Connecticut.

F) ORIENTAL FINANCIAL (PR) STATUTORY TRUST II - a special purpose statutory trust organized under the laws of the State of Connecticut.